Exhibit 10.1
MANAGING DIRECTOR AGREEMENT
(“Geschäftsführer-Anstellungsvertrag”)
between
Sapient GmbH, Kellerstraße 27, 81667 München
represented by Mr. Alan J. Herrick, as the representative of the shareholder´s meeting,
c/o Sapient Corporation, 131 Dartmouth Street, Boston, MA 02116
- hereinafter referred to as the “Company” -
and
Dr. Christian Oversohl
c/o Sapient GmbH
Kellerstraße 27, 81667 München
- hereinafter referred to as the “Managing Director” -
§ 1	Duties, Authority

(1)	Dr. Christian Oversohl was appointed as Managing Director (“Geschäftsführer”) of Sapient GmbH in late 2000. Since October 2003 he has represented the Company, having the responsibility to run the Company from day to day, among other duties. The shareholder(s) of the Company (hereinafter, “shareholders’ meeting”) reserve(s) the right to appoint further managing directors and then confer a joint right to represent the Company upon the managing directors as well as to have such joint representation registered with the company register (“Handelsregister”).

(2)	The Managing Director shall manage the Company in accordance with the applicable law, this Agreement, the Company’s Articles of Association and, insofar as any such regulations have been adopted, management regulations. Any changes to the applicable law, the Articles of Association and/or the management regulations become automatically binding and relevant for the Managing Director’s duties when they become effective. The Managing Director shall perform any other duties as directed by the Chief Executive Officer of Sapient Corporation, including, at the time of the execution of this Agreement, as European Business Unit Lead.

§ 2	Duration of Agreement and Termination

(1)	This Managing Director’s Agreement is effective September 1, 2010 and shall be valid for an indefinite period. Each party may terminate this Agreement at any time observing a notice period of 12 months in case of a termination by the Company, and 6 months in case of a termination by the Managing Director. Termination will only become effective as of the end of the respective month. For the avoidance of doubt, the Managing Director will be considered an employee of the Company until his effective date of termination.

(2)	In order to be effective, every notice of termination must be in writing.

(3)	Either party’s right to terminate this Agreement for good cause and with immediate effect pursuant to § 626 of the German Civil Code (“Bürgerliches Gesetzbuch”) hereby remains unaffected. The Company may notably, but not exclusively, terminate this Agreement for good cause, if the Managing Director:
(a)	breaches any of his obligations and duties under this Agreement;

(b)	is convicted of any crime involving moral turpitude, or the Managing Director enters a plea of guilty with respect to the foregoing;

(c)	commits an act involving fraud, misappropriation of funds, dishonesty, disloyalty, breach of fiduciary duty or other gross misconduct against the Company; or

(d)	fails to follow the instructions of the shareholders’ meeting.
(4)	The shareholders’ meeting shall be entitled to release the Managing Director from his duties for the period between the date on which notice of termination was given and the effective date of termination (the “Release Period”) upon further payment of his salary by the Company. The release will not affect the Managing Director’s obligation to abide by the non-competition covenants pursuant to Section 12 of this Agreement during the Release Period. In case of an irrevocable release from his work, any outstanding holidays will be set off against the Managing Director’s remuneration. Once all outstanding holidays have been granted or offset, the Company is entitled to set off any other income earned by the Managing Director during the remaining time of the Release Period against the Managing Director’s remuneration. The same applies to any income the Managing Director refrained from earning with malicious intent during this period.

(5)	The appointment of the Managing Director can be revoked at any time upon the passing of a shareholder resolution, but without prejudice to the Managing Director’s rights for compensation resulting from this Agreement. The revocation shall be deemed to be a notice of termination of this Agreement effective on the next permissible date.

(6)	This Managing Director Agreement shall end automatically no later than at the end of the month in which the Managing Director fulfils the conditions to receive statutory old age pension benefits.

§ 3	Working Hours, Place of Work

(1)	The Managing Director undertakes to devote his full time, skill, efforts, attention and working capacity to the interests and to the business of the Company and, if required, to work in excess of the Company’s regular working hours.

(2)	The Managing Director shall perform his obligations under this Agreement at the Company’s statutory seat as well as at any other location out of which the Company performs its business activities.

§ 4	Additional Activities

The Managing Director is prohibited from engaging in any second occupation that could interfere with his duties to Sapient, either for remuneration or free of charge, as a self-employed person or for a third party, unless this has been approved in writing and in advance by the shareholders´ meeting. The written approval of the Company must also be obtained prior to assuming an office on a supervisory board of another business enterprise and accepting an honorary position in an organisation if the position could create a conflict of interest between the Company and the Managing Director. The approval granted (to assume an office) is unrestrictedly revocable at any time; in the case of revocation, any prescribed termination notice period applicable to terminating the office will be observed.

§ 5	Financial Statements, Reports

(1)	The Managing Director is in charge of establishing the Company’s annual financial statements according to the applicable statutory provisions as set out in the German Commercial Code (“Handelsgesetzbuch”). He shall present these annual financial statements to the shareholders immediately, in no event, however, later than on March 31 of the following year.

(2)	The Managing Director shall provide to any other Managing Directors or the Company any written reports of the Company’s financial situation and other reports as the shareholders’ meeting may from time to time require or as the Managing Director is aware to be customary within the Company’s affiliates. In particular, but without limitation, such reports shall contain the following: work in progress, sales, profits and losses, personnel expenses, claims, assets, liabilities, and cash flow. The financial reports shall be submitted at the latest on the fifteenth (15th) day of the immediately following month unless any other practice has been established or turns out to have been established in this respect.

(3)	The Managing Director shall be responsible for the supervision of the Company’s financial situation as well as of supervising any possible insolvency of the Company. If the Managing Director becomes aware of a possible insolvency of the Company, he undertakes to notify and consult immediately with the shareholders’ meeting and, if he deems appropriate, to convoke a formal meeting of the shareholders. This §5 (3) shall not be deemed to grant the Managing Director authority to convoke a formal meeting of the shareholders other than as required under applicable law for purposes of supervising any possible insolvency of the Company.

§ 6	Inspection of the Books

The Managing Director shall permit the shareholders or their representatives access to the books of the Company at any time.

§ 7	Remuneration, Other Benefits

(1)	The Managing Director shall receive a gross salary of Two Hundred Sixty Four Thousand, Four Hundred Euros (264,400.00 €) for the 2010 calendar year, payable in equal increments in accordance with the Company’s normal payroll schedule. The Managing Director’s salary will be reviewed annually as part of the total compensation annual review of Sapient Corporation’s Leadership Team.

(2)	The above-mentioned total remuneration includes compensation for all overtime work and work on Sundays and public holidays.

(3)	Furthermore, the Managing Director will be entitled to a target bonus of Two Hundred Thousand Euros (200,000.00 €) gross for the 2010 calendar year. The Company will determine the Managing Director’s target bonus for subsequent years upon consultation with the Managing Director. Bonuses shall be earned, accrued and/or paid in accordance with the Company bonus plan then in effect for Managing Directors and/or Vice Presidents. Except in the case of termination of the Managing Director’s employment by the Company, as further explained in Section 7 (3) (a) of this Agreement, payment of bonuses for future years shall be discretionary. The Company may decide at its discretion whether a bonus will be paid and shall determine the Managing Director’s targets. Even if such payments have been made several times in the past, they do not create any right to continue receiving them in the future.
(a)	Upon receipt of notice of termination from the Company, the Managing Director will be eligible for a prorated bonus (the “Prorated Bonus”) through the date in the calendar year that the notice of termination is provided to the Managing Director. The Prorated Bonus shall be (i) calculated against the Managing Director’s target bonus for the year in which the notice of termination is provided; and (ii) payable to the Managing Director when the Company makes its next Companywide bonus payments. Upon the Managing Director’s effective date of termination, the Managing Director will be eligible for a final bonus (the “Final Bonus”) equal to the prior calendar year’s target bonus. The following chart is for illustrative purposes only.

Date		Target Bonus for
Termination		Calendar Year
Notice Provided		that Notice of		Final
to Managing	Effective Date of	Termination	Prorated Bonus	Bonus
Director	Termination	Provided	Payout	Payout
1 Apr 2011	30 April 2012	200,000€	50,000€	200,000€
1 Sep 2011	30 Sep 2012	200,000€	133,333€	200,000€
1 Jan 2012	31 Jan 2013	Not Applicable	0€*	Prior Year’s (2011) Target Bonus

*	Presumes the Managing Director receives the bonus owed for the 2011 calendar year when Companywide bonuses are paid in 2012. The Final Bonus will be payable upon the Managing Director’s effective date of termination. The Managing Director is not eligible for a Prorated Bonus because the Company will have paid the Managing Director two bonus payments in the same calendar year.
(b)	If the Managing Director provides notice of termination to the Company before the Company pays its Companywide bonus payments, the Managing Director will only receive a bonus payment if the Managing Director’s effective date of termination occurs after the date on which Companywide bonus payments are paid. The following chart is for illustrative purposes only and presumes that Companywide bonus payments are paid before 1 April.

Date		Managing
Termination		Director Eligible
Notice Provided	Effective Date of	for Bonus
to Company	Termination	Payment
1 Jun 2011	31 Dec 2011	No
1 Dec 2011	31 May 2012	Yes
(c)	If the Managing Director’s employment is terminated in accordance with Section 2 (3) of this Agreement, the Managing Director will not receive any bonus payment.
(4)	The Managing Director shall receive a one-time grant of 80,000 restricted stock units (“RSUs”) of Sapient Corporation common stock. The grant date for these RSUs will be the first NASDAQ trading day in the month immediately following the date on which the Compensation Committee of the Board of Directors of Sapient Corporation approves the terms of this Agreement. The RSUs will be subject to time-based vesting over four years, which will begin on April 1, 2010 (the “Vest Commencement Date”). Twenty-five Percent (25%) of the RSUs will vest on April 1, 2011 (which is twelve months (12)

months following the Vest Commencement Date), twenty-five Percent (25%) of the RSUs will vest on April 1, 2012 (which is twenty-four months (24) months following the Vest Commencement Date), twenty-five Percent (25%) of the RSUs will vest on April 1, 2013 (which is thirty-six months (36) months following the Vest Commencement Date) and twenty-five Percent (25%) of the RSUs will vest on April 1, 2014 (which is the fourth (4th) anniversary of the Vest Commencement Date), provided that the Managing Director is still employed by the Company on such vesting dates. For this RSU grant to become effective, the Managing Director must electronically approve (in E*TRADE) Sapient Corporation’s standard form of RSU Agreement.

(5)	The Company shall contribute a premium of Twenty Thousand Euros (20,000.00 €) gross per annum to a pension scheme for the benefit of the Managing Director.

(6)	Furthermore, the Managing Director is entitled to all other benefits available to the employees of the Company.

(7)	The Company may grant further benefits at its discretion. Such further benefits will be granted on a voluntary basis; there is no right to receive these further benefits even if they have been granted several times in the past. The Managing Director does not acquire any rights in obtaining these benefits in the future even if they have been granted repeatedly in the past.

§ 8	Illness/Sickness

(1)	In case of a temporary incapacity to work caused by illness or other reasons which are beyond the control of the Managing Director, the Managing Director shall continue to receive remuneration pursuant to § 7(1) of this Agreement for the duration of his incapacity for a continuous period of six weeks. If the incapacity to work continues for more than six weeks the Company shall pay an extra allowance amounting to the difference between the sick pay the Managing Director receives from his health insurance or, provided that he does not have medical coverage, the sick pay he would hypothetically receive from the statutory health insurance and his last net base salary for up to six weeks.

(2)	To the extent such inability to carry out work is caused by an event for which the Managing Director is entitled to compensation for damages against third parties, the Managing Director hereby undertakes to assign such compensation to the Company in equal sum to the continued payment of salary. In particular cases the Managing Director is obliged to sign a written declaration of assignment.

§ 9	Holidays

The Managing Director shall have an annual holiday entitlement of 28 working days, excluding weekends. The Managing Director shall agree upon the precise time of his holidays with the other managing directors.

§ 10	Expenses

(1)	The Company shall reimburse the Managing Director for travel expenses that are properly documented, provided that the Company has previously approved the expenses and that they are submitted in accordance with the Company’s Travel & Expense Policy.

(2)	The reimbursement of expenses shall be made in accordance with the German tax regulations in their respective valid form.

§ 11	Copyrights/Inventions

(1)	The Managing Director shall transfer all rights in the work results produced under this Managing Director Agreement to the Company to the extent that they are legally negotiable. Said rights shall vest in the Company exclusively and without any limitation as to time, place and subject matter.

(2)	As to inventions made by the Managing Director, the Employee Inventions Act (“Arbeitnehmererfindungsgesetz”) shall apply unless regulated otherwise in the following.

(3)	As to the work results falling within the scope of the Copyright Act (“Urhebergesetz”), the Managing Director shall grant an exclusive right to use and exploit the results of the work, in as far as these results arise from the Managing Director’s activities on behalf of the Company or to the extent that they are based on the experience or previous work with the Company, or on documents obtained in this function; the right to use and exploit shall be unlimited in time, place and subject matter.

(4)	The granting of the aforementioned rights is covered by the Managing Director’s remuneration under clause 7 of this Agreement.

§ 12	Confidentiality, Non-Competition Covenants

(1)	The Managing Director shall treat as strictly confidential all confidential matters and business secrets of the Company or any related company, of which he obtains knowledge during exercise of his duties for the Company (in particular procedures, data, know-how, marketing plans, business planning, unpublished balance sheets, budgets, licenses, pricing, costs and customer and supplier lists) or which are designated as confidential by the Company. This obligation continues beyond termination of this Agreement.

(2)	During the employment the Managing Director must not compete with the Company or any related company in the fields of activity listed below. In particular, the Managing Director must not provide services to a competitor in the fields of activity listed below as a Managing Director, employee or as a self-employed person, nor must he set up or run a competing business or own shares in such business. This does not apply to the acquisition of shares of listed stock corporations for investment purposes only. The Company’s fields of activity are: providing IT services, design of computer software and hardware, brand and market strategy, traditional advertising, creative work, web design and development, analytics and business process solutions.

(3)	During the employment the Managing Director must not solicit a customer of the Company, or any related company, nor directly or indirectly enter into, enhance or deflect business relations from a customer to a competitor of the Company or any related company in their fields of activity. The Managing Director must not provide assistance to a third party with any of the aforementioned actions.

(4)	During the employment the Managing Director must not induce or try to induce another employee, consultant, agent or any other person employed by the Company or any related company to leave the Company or any related company and to work for a competing business (enticement) nor must he participate in any such action by a third party.

(5)	The non-competition, non-solicitation and non-enticement clause stated in subsections 3 to 4 of this Section 12 applies to the territory of the Federal Republic Germany as well as any territories outside Germany, where the Managing Director worked during the last two years prior to the termination of the employment.

(6)	For each case of infringement of the above non-competition, non-solicitation and non-enticement agreement by the Managing Director, the Company is entitled to claim a penalty in the amount of 1/12 of the annual gross salary pursuant to § 7 (1) of this Agreement. In case the violation consists of engaging in a continuing obligation (e.g. based on an employment or service contract), operating a competing company, participating with an equitable interest in such company, or entering into an ongoing business relationship with a customer of the Company in the Company’s field of activities, the contractual penalty becomes due for each month begun in which the concrete violation persists (continuous violation). Each violation triggers a separate contractual penalty even if several violations occur within one calendar month. However, individual violations that occur within the scope of the continuous violation are covered by the contractual penalty due to the continuous violation. The Company reserves the right to claim further damages.

§ 13	Post-Employment Covenant

(1)	The non-competition, non-solicitation and non-enticement covenants contained in subsections 2 to 6 of Section 12 shall also apply for a time period of 12 months following termination of the employment subject to the following provisions (the “Post-Employment Covenant”).

(2)	The Company shall notify the Managing Director in the case of a change of the Company’s fields of activity listed in § 12 (2) of this Agreement within a period of two weeks following a termination of the employment. If the Company does not provide such information, the fields of activity listed in § 12 (2) of this Agreement continue to apply.

(3)	§ 12 (3) of this Agreement will be modified as follows: The term customers shall mean in the context of a post-employment covenant only customers with which the Company had business relations during the two years preceding notice of termination.

(4)	In the case of the expiration of the Managing Director Agreement due to retirement pursuant to § 2 (6) of this Agreement the Post-Employment Covenant does not apply.

(5)	The Managing Director will be compensated for the duration of the Post-Employment Covenant according to subsection 1 in the amount of half of the contractual remuneration last paid to him. The compensation shall be calculated in accordance with §§ 74 (2), 74b of the German Commercial Code (“Handelsgesetzbuch”) and paid monthly at the end of each calendar month.

(6)	Any other income earned by the Managing Director by providing his services during the Post-Employment Covenant will be set off against the aforementioned compensation; the same applies to remuneration he refrained from earning with malicious intent. The Managing Director will inform the Company of any such income and the amount earned at the end of each quarter on his own accord. At the request of the Company, he shall be obliged to provide reasonable documentation.

(7)	The Company may waive its rights under Post-Employment Covenant at any time prior to the termination of this Agreement in writing. In this case the Company’s obligation to compensate the Managing Director pursuant to subsection 5 will end after six months following receipt of the waiver.

(8)	If the employment has been terminated by either party for cause pursuant to § 626 of the German Civil Code (“Bürgerliches Gesetzbuch”) without observing a notice period, the terminating party may at its discretion waive its rights under the Post-Employment Covenant within one month following such termination of employment by written declaration to the other party.

(6)	The parties may at any time mutually agree to cancel the Post-Employment Covenant with immediate effect. In such event, the Company shall not be required to pay the compensation for the Post-Employment Covenant and the Managing Director shall not be required to abide by the Post-Employment Covenant.

(7)	In the event that the Managing Director does not abide by the Post-Employment Covenant, he shall not be entitled to any compensation for the Post-Employment Covenant.

§ 14	Return of Company Property

(1)	Upon termination of Agreement or release according to § 2 (5) the Managing Director is obliged to immediately return to the Company all property belonging to the Company, including (but not limited to) all documents, literature, mobile phones, laptops, customer and distributor databases, sales figures, other databases, work and other equipments, report templates etc. being in his possession or which has been made available to him.

(2)	The Managing Director recognizes that the objects and documentation referred to above are the sole property of the Company or its associated entities. The Managing Director has no right of retention over the objects and documentation referred to.

§ 15	Substitution Clause

This Agreement cancels and substitutes any previous letters of engagement, or agreements or arrangements, whether oral or in writing, relating to the subject matter hereof between the Company and the Managing Director, except for the Change-in-Control Severance Agreement dated as of April 26, 2010, between the Company and the Managing Director, the provisions of which remain in full force and effect and shall prevail over any contradictory provisions set forth in this Agreement. Any other agreements and arrangements, in particular the Managing Director Agreement dated 15 March 2008 including a Non-Competition Agreement and any other previous agreements as Managing Director of Sapient GmbH, are deemed to be terminated by mutual consent and replaced by this Agreement.

§ 16	Final Provisions

(1)	Amendments or modifications to this Agreement are not valid unless made in writing. There are no oral agreements supplementing this contract.

(2)	Should any provision of this Agreement be or become invalid in whole or in part, the validity of the remaining provisions of this Agreement shall not be affected hereby, provided that the remaining provisions do not contravene the principles of good faith. Should any provisions of this Agreement prove invalid, the parties shall be bound to agree to replace the invalid provision by means of interpretation or of amendment of this Agreement by a provision pursuing the same or as close as possible an economic and legal purpose as the invalid provision.

(3)	This Agreement shall be governed by interpreted and enforced in accordance with the laws of the Federal Republic of Germany. The non-exclusive place of performance under this Agreement shall be Düsseldorf.

(4)	The Managing Director assures that he does not breach any other agreements by signing this agreement and that he is not restricted from signing this agreement.

(5)	Both parties herewith confirm the receipt of an original of this Agreement executed by both parties.

Place: Atlanta, Georgia	Place: Düsseldorf, Germany

Date: August 25, 2010	Date: August 27, 2010

/s/ Alan J. Herrick Alan J. Herrick	/s/ Dr. Christian Oversohl Dr. Christian Oversohl
President & CEO, Sapient Corporation	Managing Director

Annex 1 to Managing Director Agreement
Assent to record, process and use personal details
I, Dr. Christian Oversohl, hereby assent to Sapient GmbH recording, processing and using my personal details. This shall apply in particular to any and all data connected with the employment relationship as a Managing Director. To this end, I have informed Sapient GmbH of the following personal details:
-	Name

-	Address

-	Bank account details

-	Date of joining the company

-	Date of birth
     My assent includes also the transmission of the data to companies affiliated with Sapient GmbH, both at home and abroad, as well as external service providers acting on behalf of Sapient GmbH. These include companies that offer services to employees of Sapient GmbH (e.g. tour operators, administrative bodies of pension and share ownership schemes).
The data shall only be collected, processed and used by Sapient GmbH and the recipients for purposes connected with the employment relationship. This shall not affect statutory or other legal requirements that permit the recording, processing and use of personal details.
I hereby also assent to Sapient GmbH to pass on my stored skill profile in particular to potential clients within proposals.

Düsseldorf, Germany, August 27, 2010
(Place, date)

/s/ Dr. Christian Oversohl (Dr. Christian Oversohl)

Annex 2 to Managing Director Agreement
Assent to use electronic means of communication
I, Dr. Christian Oversohl, have been informed by Sapient GmbH that the company’s electronic means of communications (e-mail, Intranet, Internet) may only be used for office purposes and, within the customary scope, for private purposes (e.g. online bank transfers).
I hereby consent to Sapient GmbH tracking its electronic communications systems (e-mail, Intranet, Internet connections) in order to monitor compliance with the above mentioned usage and to prevent unauthorised or improper use (e.g. forwarding of business secrets, unauthorized use of business data, mobbing, etc.).
To the extent that this is necessary for monitoring purposes, Sapient GmbH shall be entitled to evaluate, process and use my personal data, and to transmit these for data processing and utilization purposes to Sapient Corporation, 131 Dartmouth Street, Boston, USA, its affiliates and to Sapient GmbH, Kellerstr. 27, 81667 Munich, Germany.
The monitoring of the e-mail systems includes the e-mail address of both the consignor and the consignee, the date and length of the e-mail as well as its content. The monitoring of Intranet and Internet usage includes the date, the time and duration of access by the Managing Director as well as the Intranet and Internet address and the user ID.

Düsseldorf, Germany, August 27, 2010
(Place, date)

/s/ Dr. Christian Oversohl (Dr. Christian Oversohl)